Exhibit 99.1

Press Release

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO’s Revenues Reach a Record $82 Million in Its Second Quarter

Earnings per share reach $0.52, which includes $0.42 insurance settlement

Major Productivity & Profitability Improvement Program Initiated

HUNT VALLEY, MARYLAND, OCTOBER 21, 2003-TESSCO Technologies (Nasdaq:  TESS), a leading supplier of integrated product plus supply chain solutions™ to the wireless communications industry, today reported its financial performance for its second quarter ended September 28, 2003.

Comments from Chairman, President and Chief Executive Officer

Robert B. Barnhill, Jr., chairman, president and chief executive officer, stated: “First, I want to recognize the passing, Thursday, of my father, Robert B. Barnhill, Sr. In 1952 he founded Towson Engineering Sales & Service Company, consultants and manufacturers’ representatives to the then fledgling electronic component and equipment industry. His T.E.S.S.C.O. became the foundation and inspiration for our company TESSCO Technologies Incorporated. I thank him and will always be grateful to him for giving me the opportunity to build on his successes and pursue my dreams.  My father was proud of the progress we have made during this past year in re-building our foundation for revenue and profit growth after the October 12, 2002 disaster.

“This past quarter we achieved record revenues of $81.9 million. Our second quarter earnings per share were $0.52, including a $0.42 earnings per share benefit as a result of our final insurance settlement, which we announced on August 26, 2003.

“Our revenue growth was driven by the continued strong results of our consumer direct affinity programs as well as an improvement in our core commercial business.  Our affinity consumer direct sales program revenues increased 66% over the prior year quarter and 23% sequentially.  Our commercial revenues increased 4% over the prior year quarter and 15% sequentially over the first quarter. The product mix, especially the increases in volume of lower margin handset consumer sales, as well as certain inventory valuation adjustments, have put pressure on gross margins.

“One year ago, TESSCO suffered a major disruption to its business requiring all efforts to be focused on our survival and subsequent recovery.  Productivity initiatives were, by necessity, subordinated to recovery actions in an effort to ensure that existing business would not be lost and to minimize the length of the recovery period.   Now that the recovery is near complete, we plan to undertake a major productivity program designed to improve profitability at current revenue levels, and to strengthen our foundation for future profitable growth. The goal of this program is to enhance profitability on customer and product sales, and increase overall productivity on current revenue levels.  This program will include the restructuring of our operations, organization, policies and processes.  We are currently finalizing the program, including estimating the profitability impact as well as the cost of the program which will be expensed as incurred, primarily during the third quarter.

“This program is a natural next step following our recovery from the destruction of our central computer, sales and support operations as a result of the disaster. The new structure consists primarily of a separation of our market development and sales groups into two sales channels: consumer and commercial/government.  Our three existing product lines of business, Network Infrastructure, Mobile Devices and Accessories and Installation, Test and Maintenance, will continue as they currently exist and will focus on serving these two primary sales channels.  With these changes, TESSCO will accelerate its consumer direct, government and wireless broadband initiatives, while continuing to build on its leadership in providing integrated product plus supply chain solutions to the mobile voice communication markets.  In addition, we will streamline our overall organizational structure.

“As we had previously announced, TESSCO will further enhance its productivity and profitability by consolidating distribution operations into two rather than the current three facilities and seek to reduce peak fulfillment staffing and premium freight.  Due to the timing of our rebuild and restructuring program, this facility consolidation will now occur towards the end of the third quarter.  It is estimated that facility consolidation charges will be approximately $1.3 million or $0.18 per share and will be expensed during our third quarter.  This estimated one time charge, based on current assumptions, represents exit costs as well as the present value of continuing lease obligations, in excess of expected sub-lease income.  The lease extends until March 2006, and in the event that a sublease agreement cannot be made, or is made at a rate less favorable than that currently anticipated, an additional pre-tax charge of up to approximately $600,000, or $0.08 per share, could be required.

“With our recovery and rebuild efforts nearing completion, we are in a position to take advantage of opportunities presented by the rising demand for wireless mobility and supply chain efficiency.  The restructuring will provide us with the opportunity to significantly increase productivity and profitability, with our ultimate goal of increasing shareowner value.”

Financial Results for the Second Quarter

Total revenues reached $81.9 million for the first quarter, up 16% compared to $70.4 million in the second quarter of last fiscal year and 17% on a sequential basis. Gross profit was $19.3 million in the second quarter compared to $18.8 million in the second quarter of last fiscal year.  Gross profit margin for the quarter was 23.5% compared to 26.7% in the second quarter of last fiscal year due to product mix and certain inventory valuation adjustments.

Total selling, general and administrative expenses increased $1.5 million, or 9%, compared to the prior year quarter.

Interest, fees and other expense, net, increased to $498,200 during the quarter compared to $345,200 in the prior year quarter due primarily to increased credit card fees.

These results are in the face of the continuing recovery and rebuilding efforts required as a result of the October 12 public water main burst that severely damaged TESSCO’s central sales, support, data and phone center.  The company recorded a $3.1 million benefit from insurance proceeds resulting in a $0.42 earnings per share benefit.

Revenues for the first six months of fiscal 2004 were $151.9 million as compared to $139.5 million for the corresponding prior year period, which is a 9% increase. Net income for the first six months of the fiscal year totaled $2.0 million as compared to $2.3 million for the corresponding prior year period. Diluted earnings per share for the first six months of the fiscal year totaled $0.44, including the benefit from insurance proceeds, as compared to $0.51 for the corresponding prior year period.

The Company’s balance sheet is strong, with a cash balance of $5.1 million and corporate borrowings totaling $5.8 million, all of which is facility mortgages.  Cash flow from operations for the quarter was $1.4 million.  Effective September 30, 2003, the Company established a $30 million revolving line of credit with Wachovia Bank, National Association and SunTrust Bank, replacing its previously existing $30 million line of credit with another lender.

BUSINESS OUTLOOK

The Company will not give guidance at this time and is considering if and how it will give guidance in the future.

Second quarter results will be discussed in a teleconference on October 22, 2003 at 10 a.m. ET. The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

TESSCO Technologies Incorporated, “the virtual link to a wireless world™,” has connected wireless customers with integrated product and supply chain solutions since 1982. As a virtual wireless superstore, TESSCO is Your Total Source® for everything needed to design, build, run, maintain or use wireless. TESSCO supplies more than 34,000 items – ranging from network infrastructure to mobile devices and accessories to installation, test and maintenance products and services – from more than 450 manufacturers. On the business-to-business side, TESSCO serves in excess of 14,000 customers per quarter, including wireless service providers, systems integrators, site owners, dealers, VARs, retailers, the government, and enterprises. Through its consumer-direct “affinity” channel, TESSCO sells via the Internet and telephone to more than 80,000 wireless subscribers per quarter on behalf of wireless service providers and manufacturers. Overall, TESSCO enables wireless industry participants to achieve on-time availability and a cost effective supply chain process, thus minimizing inventory and lowering total costs. To learn more, please see the award-winning Web site, www.TESSCO.com®.

This press release, and particularly the statements by Robert B. Barnhill, Jr. contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are based on current expectations. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “believes,” “should,”, “expects,” “anticipates,” “estimates,” and similar expressions. Our future results of operations and other forward-looking statements contained in this release involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward- looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO TECHNOLOGIES INCORPORATED

Consolidated Statements of Income

	Fiscal Quarters Ended			Six Month Ended
	September 28, 2003	June 29, 2003	September 29, 2002	September 28, 2003	September 29, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$81,928,500	$69,991,100	$70,375,900	$151,919,600	$139,511,000
Cost of goods sold	62,664,700	52,685,400	51,611,200	115,350,100	102,181,000

Gross profit	19,263,800	17,305,700	18,764,700	36,569,500	37,330,000

Selling, general and administrative expenses	18,067,200	17,371,400	16,518,400	35,438,600	32,925,300
Benefit from insurance proceeds	(3,054,000)	—	—	(3,054,000)	—
	15,013,200	17,371,400	16,518,400	32,384,600	32,925,300

Income (loss) from operations	4,250,600	(65,700)	2,246,300	4,184,900	4,404,700

Interest, fees and other expense, net	498,200	448,000	345,200	946,200	661,100

Income (loss) before provision for income taxes	3,752,400	(513,700)	1,901,100	3,238,700	3,743,600

Provision for (benefit from) income taxes	1,463,400	(200,400)	731,900	1,263,000	1,441,300

Net income (loss)	$2,289,000	$(313,300)	$1,169,200	$1,975,700	$2,302,300

Basic earnings (loss) per share	$0.52	$(0.07)	$0.26	$0.44	$0.51

Diluted earnings (loss) per share	$0.52	$(0.07)	$0.26	$0.44	$0.51

Basic weighted average shares outstanding	4,416,800	4,470,200	4,512,500	4,443,500	4,510,700

Diluted weighted average shares outstanding	4,422,600	4,470,200	4,512,500	4,446,800	4,532,200

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	September 28, 2003	March 30, 2003
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,101,000	$—
Trade accounts receivable, net	34,442,100	32,216,000
Insurance receivable from disaster	—	7,248,100
Product inventory	32,493,600	26,639,700
Deferred tax asset	2,258,600	2,258,600
Prepaid expenses and other current assets	1,781,100	3,606,300
Total current assets	76,076,400	71,968,700

PROPERTY AND EQUIPMENT, net	25,926,500	24,876,900
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	1,059,600	940,200
Total assets	$105,514,700	$100,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$33,129,300	$27,474,200
Accrued expenses and other current liabilities	6,883,100	8,577,800
Revolving line of credit	—	—
Current portion of long-term debt	451,400	372,800
Total current liabilities	40,463,800	36,424,800

DEFERRED TAX LIABILITY	3,240,600	3,240,600
LONG-TERM DEBT, net of current portion	5,384,900	5,660,800
OTHER LONG-TERM LIABILITIES	1,129,500	926,000
Total liabilities	50,218,800	46,252,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,400	48,300
Additional paid-in capital	22,128,800	22,040,100
Treasury stock, at cost	(4,547,000)	(3,792,600)
Retained earnings	37,665,700	35,690,000
Total shareholders’ equity	55,295,900	53,985,800
Total liabilities and shareholders’ equity	$105,514,700	$100,238,000

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